Exhibit 99.2

ADVENTRX PRESENTS ENHANCED ANTITUMOR ACTIVITY AND LOWER SYSTEMIC TOXICITY
WITH COFACTOR COMBINATION THERAPIES IN PRECLINICAL MODELS

SAN DIEGO - April 19, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that it presented preclinical results that demonstrated CoFactor™ plus 5-fluorouracil (5-FU) used in combination with various other anticancer treatments enhanced antitumor activity and reduced systemic toxicity in mouse models for colorectal and pancreatic cancer.

Mark Cantwell, Ph.D., ADVENTRX director of preclinical programs, presented the results during the 96th Annual Meeting of the American Association for Cancer Research (AACR) in Anaheim, Calif.

Using in vivo human tumor xenotransplant mouse models for colorectal and pancreatic cancer, the antitumor efficacy of 5-FU/CoFactor in combination with CPT-11, oxaliplatin, anti-VEGF antibody, and gemcitabine, CoFactor-containing combination regimens induced either equivalent or better antitumor responses, as noted by slower tumor growth and increased mouse survival, compared with leucovorin-containing combinations for all drug types tested.

In an in vivo Balb/c systemic toxicity model, 5-FU/CoFactor induced less systemic toxicity than 5-FU/LV either alone or in combination drug regimens. Lower hematological toxicity was observed including less thrombocytopenia, neutropenia and lymphopenia. Furthermore, weight loss, a common side-effect associated with 5-FU/LV-based treatments, was quantitatively less severe with drug treatments containing CoFactor. For example, while 5-FU/LV/gemcitabine induced >25% weight loss in 91% of mice, significantly less (p < 0.05, Fisher’s exact test) mice treated with 5-FU/CoFactor/gemcitabine (33% of mice) had this level of weight loss.

“This data suggests CoFactor increases the therapeutic index of 5-FU-based regimens in combination with a broad range of cytotoxic drugs,” said Joan M. Robbins, Ph.D., ADVENTRX chief technical officer and co-author of the study. “As such, CoFactor might be a valuable replacement for leucovorin in combination regimens because of its enhanced antitumor activity with lower associated systemic toxicity.”

This abstract “5,10-methylenetetrahydrofolate/5-fluorouracil combination therapy shows enhanced antitumor activity and lower systemic toxicity with a broad range of cytotoxic drugs” is available via the Company’s Web site at www.adventrx.com.

ADVENTRX has filed for clearance to initiate a Phase III trial in the US and recently received clearance in the UK to begin an international Phase IIb trial with CoFactor in metastatic colorectal cancer and plans to file in the first half of this year for clearance to initiate an EU-based Phase III study in pancreatic cancer.

About CoFactor
CoFactor is a folate-based biomodulator drug developed to enhance the activity of the widely used cancer chemotherapeutic, 5-FU. Clinical data from previous clinical trials in Europe have demonstrated clinical benefit and improved overall median survival in patients with advanced tumors, including colorectal, pancreatic and breast. CoFactor creates more stable binding, compared to leucovorin, of the active form of 5-FU, FdUMP, to the target enzyme, thymidylate synthase (TS). CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate to allow 5-FU to work more effectively. This improves 5-FU performance and lowers toxicity. ADVENTRX is the exclusive licensee of this compound. More information on CoFactor can be found at http://www.adventrx.com/products/antic_cofactor.htm.

About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance of existing drugs and address significant problems such as drug metabolism, bioavailability and resistance. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s last quarterly report on Form 10-QSB, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:	Investor Contact:
ADVENTRX Pharmaceuticals	Lippert, Heilshorn & Associates
Andrea Lynn	Jody Cain (jcain@lhai.com)
858-552-0866	Brandi Floberg (bfloberg@lhai.com)
310-691-7100

Media Contact
Lippert Heilshorn & Associates
Mark Stuart (mstuart@lhai.com)
310-691-7116